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                              October 19, 1999



AXENT Technologies, Inc.
2400 Research Blvd.
Suite 20850
Rockville, Maryland 20850

Ladies and Gentlemen:

     We have acted as counsel for AXENT Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration of 1,300,000 shares (the "Shares") of the Company's common stock, par value $.02 (the "Common Stock"), pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), which are available for purchase under the AXENT Technologies, Inc. 1999 Incentive Stock Plan (the "Plan").

     Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and such other instruments as we have deemed necessary, and upon the laws as presently in effect, we are of the opinion that upon issuance and delivery in accordance with the terms of the Plan, the Shares will be fully paid and non-assessable.

     We here by consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Sincerely,



                              Shaw Pittman